Exhibit 99.2
GTCS Holdings LLC
Consolidated Financial Statements
December 31, 2010 and 2009

Report of Independent Auditors
To the Members of GTCS Holdings LLC:
In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, of changes in members’ equity, and of cash flows present fairly, in all material respects, the financial position of GTCS Holdings LLC and its subsidiaries (collectively, the Company) at December 31, 2010 and December 31, 2009 and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
March 1, 2011
PricewaterhouseCoopers LLP, 225 South Sixth Street, Suite 1400, Minneapolis, MN 55402
T: (612) 596 6000, F: (612) 373 7160, www.pwc.com/us

GTCS Holdings LLC
Consolidated Balance Sheets
December 31, 2010 and 2009
(Dollars in millions)

	2010	2009
ASSETS

Assets:
Cash and cash equivalents	$54.3	$29.0
Restricted cash	149.6	144.5
Insurance premiums receivable	121.9	130.3
Loans related to consolidated variable interests, at fair value	608.3	—
Receivables related to consolidated variable interests, at fair value	121.8	—
Servicing rights (includes $171.9 million and $197.1 million, respectively, carried at fair value)	208.0	239.0
Servicer and protective advances	82.4	105.6
Intangible asset, net	51.5	62.3
Other assets	95.4	87.6

Total assets	$1,493.2	$798.3

LIABILITIES AND MEMBERS’ EQUITY

Liabilities:
Collateralized borrowings	$371.3	$421.2
Bonds payable related to consolidated variable interests, at fair value	792.1	—
Other liabilities	88.5	166.9
Escrow payable	56.2	70.9
Payable to insurance carriers	53.2	59.0
Payable to trusts/investors	76.5	73.6

Total liabilities	1,437.8	791.6

Members’ equity	55.4	6.7

Total liabilities and members’ equity	$1,493.2	$798.3

See accompanying notes to consolidated financial statements.

GTCS Holdings LLC
Consolidated Statements of Income
For the Years Ended December 31, 2010 and 2009
(Dollars in millions)

	2010	2009
Revenues:
Servicing income	$239.4	$228.0
Change in fair value of assets related to consolidated variable interests	97.4	—
Commission income	53.9	54.9
Ancillary servicing income	40.9	30.0
Other income	36.9	30.6

Total revenues	468.5	343.5

Expenses:
Change in fair value of bonds payable related to consolidated variable interests	95.0	—
Interest expense	42.6	44.0
Salaries and benefits	147.8	129.5
Other operating costs and expenses	87.3	71.0
Change in fair value of servicing rights	12.3	34.7
Impairment (recovery of) charges	1.0	(5.6)

Total expenses	386.0	273.6

Net income before taxes	82.5	69.9

Income taxes	11.4	10.9

Net income	$71.1	$59.0

See accompanying notes to consolidated financial statements.

GTCS Holdings LLC
Consolidated Statements of Changes in Members’ Equity
For the Years Ended December 31, 2010 and 2009
(Dollars in millions)

Members’
Equity

Balance, December 31, 2008	$133.7

Contributions from members	12.9

Distributions to members	(210.3)

Comprehensive income:
Net income	59.0
Change in unrealized gain on hedges, net of tax	11.4

Total comprehensive income	70.4

Balance, December 31, 2009	$6.7

Contributions from members	5.3

Distributions to members	(27.7)

Comprehensive income:
Net income	71.1

Total comprehensive income	71.1

Balance, December 31, 2010	$55.4

See accompanying notes to consolidated financial statements.

GTCS Holdings LLC
Consolidated Statements of Cash Flows
For the Years Ended December 31, 2010 and 2009
(Dollars in millions)

	2010	2009
Cash flows from operating activities:
Net income	$71.1	$59.0
Adjustments to reconcile net income to cash provided by operating activities:
Impairment (recovery of) charges	1.0	(5.6)
Amortization and depreciation	26.2	22.5
Change in fair value of servicing rights	12.3	34.7
Change in fair value of consolidated variable interests	(2.4)	—
Change in servicer and protective advances	10.7	(15.7)
Change in insurance premiums receivable	8.4	7.2
Change in payable to insurance carriers	(5.8)	(3.4)
Other	8.0	15.2

Net cash provided by operating activities	129.5	113.9

Cash flows from investing activities:
Payments received on assets related to consolidated variable interests	161.5	—
Principal payments received on loans	1.6	2.1
Servicing related acquisitions	(1.2)	(9.5)
Capital expenditures	(7.7)	(4.1)
Loan purchases	(4.9)	(6.0)
Other	(2.4)	3.5

Net cash provided by (used in) investing activities	146.9	(14.0)

Cash flows from financing activities:
Payments on bonds related to consolidated variable interests	(163.5)	—
Proceeds from issuance of collateralized borrowings	5.8	388.5
Payments on collateralized borrowings	(66.9)	(319.6)
Cash from affiliates	1.2	0.2
Members’ contributions	—	1.5
Distributions to members	(27.7)	(210.3)

Net cash used in financing activities	(251.1)	(139.7)

Net increase (decrease) in cash and cash equivalents	25.3	(39.8)

Cash and cash equivalents, beginning of year	29.0	68.8

Cash and cash equivalents, end of year	$54.3	$29.0

SUPPLEMENTAL DISCLOSURES:
Cash paid for interest	$36.7	$27.6
Cash paid for taxes	15.5	13.6
Non-cash transactions:
Financed servicing related acquisitions	—	34.4
Contribution of fair value of swap	—	4.7
Capital contributions related to unit based incentive plan	5.3	6.7
Transfers from loans to other assets (see Note 3)	3.2	—
See accompanying notes to consolidated financial statements.

GTCS Holdings LLC
Notes to Consolidated Financial Statements
1.	DESCRIPTION OF BUSINESS
GTCS Holdings LLC (“GTCS Holdings”) is a limited liability corporation established on December 18, 2009 when GTH LLC (“GTH”) legally separated its operating business into a separate subsidiary and is collectively referred to herein as “GTCS Holdings,” “we,” “Green Tree” or the “Company”. GTCS Holdings provides third party servicing for residential mortgage, manufactured housing and consumer installment loans and contracts. GTCS Holdings also includes a nationwide licensed insurance agency business servicing their customers’ needs for property and casualty, as well as life and health insurance products.
The consolidated financial statements for the year ended December 31, 2009 have been prepared on a carve-out basis to include the financial results of the operating businesses of GTH that are contained in GTCS Holdings subsequent to December 18, 2009 in accordance with accounting principles generally accepted in the United States of America. As part of the carve-out process, certain administrative expenses of the Company were allocated between the Company and its affiliates. Additionally, certain accounting and administrative expenses of the Company attributed to other businesses were allocated to other affiliates. Management believes that such allocations are reasonable; however, the expenses may not be indicative of the actual expenses that would have been incurred by the Company had it been operating as an independent company for the year ended December 31, 2009.
2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Principles of consolidation
The consolidated financial statements include the assets and liabilities and results of operations of GTCS Holdings and its wholly owned subsidiaries. All material intercompany transactions and balances have been eliminated in the consolidation.
Use of estimates and assumptions
When the Company prepares consolidated financial statements in conformity with accounting principles generally accepted in the United States of America, the Company is required to make estimates and assumptions that significantly affect various reported amounts of assets and liabilities, and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and revenues and expenses during the reporting periods. These estimates are based on information available to management at the time the estimates are made. Actual results could differ from those estimates.
Cash and cash equivalents
Cash and cash equivalents include cash and highly liquid short-term investments with maturities of less than three months. We carry them at cost, which approximates estimated fair value.

GTCS Holdings LLC
Notes to Consolidated Financial Statements
Restricted cash
Restricted cash includes: (a) cash collected on behalf of the securitization trusts/investors for principal and interest on loans held in securitization trusts serviced by Green Tree that has not yet been remitted to the trust/investors; (b) cash collected for principal and interest on the loans related to consolidated variable interests held in segregated trust accounts to be used to pay the principal and interest on Green Tree’s bonds payable related to consolidated variable interests; (c) cash collected on loans related to consolidated variable interests that has not yet been remitted to the segregated trust accounts; (d) cash collected and held in escrow to be used to pay real estate taxes and insurance on behalf of borrowers; and (e) cash collected for insurance claims related to the borrowers’ properties which are held by the Company until repairs to the insured properties have been completed.
Insurance premiums receivable and payable to insurance carriers
Insurance premiums receivable consist of receivables for premiums on insurance policies for property and casualty. Customers generally finance their insurance premiums over the life of the policy, typically one to three years. New policies issued are recorded at face value. A corresponding payable to the carrier, net of commission, is also recorded at the time a new policy is set up. Payments are made to the carriers on a contractual basis either up front or over time, generally one to three years depending on the type of product. Green Tree maintained cancellation reserves of $3.3 million as of both December 31, 2010 and 2009 for estimated forfeitures of commission income due to the cancellation of customers’ policies. These reserves are recorded in Other liabilities on the consolidated balance sheets. Green Tree analyzes the adequacy of its cancellation reserves based on historical cancellation rates and records any required adjustments to reserves against commission income.
Loans related to consolidated variable interests
Loans related to consolidated variable interests consist of manufactured housing loans and contracts in 10 securitization trusts serviced by the Company that were required to be consolidated on our consolidated balance sheet as of January 1, 2010 pursuant to FASB Accounting Standards Update 2009-17 (“ASU 2009-17”) as the Company has a mandatory clean-up call obligation. These loans are owned by the securitization trusts. Green Tree does not receive economic benefit from the loans while the loans are held by the securitization trusts other than the servicing fees paid to the Company to service these loans. Once Green Tree exercises the mandatory call obligation, the Company will own these loans. See Note 3 for further discussion on the Company’s involvement with these variable interest entities (“VIEs”). The Company elected to account for these loans at fair value. The yield on these loans, along with any changes in fair value related to performance or valuation assumptions, is recorded in the Change in fair value of assets related to VIEs in the consolidated statements of income.
The Company had $15.9 million of unpaid principal balances on all loans that were 60 days or more delinquent as of December 31, 2010.
Receivables related to consolidated variable interests
Receivables related to consolidated variable interests consist of the expected draws on letters of credit (“LOCs”) from a third party related to the 10 securitizations that were required to be consolidated pursuant to ASU 2009-17. The LOCs are credit enhancements to the securitizations. The cash flows from the LOC draws are used to pay bondholders of these securitizations for shortfalls in principal and interest collections on the loans in the securitizations and are paid directly to the underlying securitization trusts. The Company elected to carry these receivables at fair value. The fair value represents the net present value of the expected LOC draws through the mandatory call dates. The yield on these receivables, along with any changes in fair value related to performance or valuation assumptions, is recorded in the Change in fair value of assets related to VIEs in the consolidated statements of income.

GTCS Holdings LLC
Notes to Consolidated Financial Statements
Servicing rights
Acquired servicing rights related to certain securitization trusts and whole loan portfolios are initially recorded at estimated fair value on the acquisition date. Manufactured housing servicing rights are carried at estimated fair value with changes in fair value recorded in the consolidated statements of income.
The Company carries its servicing rights for residential mortgage portfolios at the lower of amortized cost or fair market value. All newly acquired servicing rights are initially measured at fair value. These servicing rights are amortized based on expected cash flows in proportion to and over the estimated life of net servicing income with the amortization being recorded in Other operating costs and expenses on the consolidated statements of income. These servicing rights, stratified by product type, are compared to the estimated fair value on a quarterly basis. To the extent that the carrying value exceeds the estimated fair value for any specific strata, a valuation allowance would be established through recording of impairment in the consolidated statements of income.
Servicer and protective advances
Servicer and protective advances include principal and interest advances to certain securitization trusts for delinquent customer payments not received in monthly cash collections of the underlying collateral. Also included in servicer and protective advances are advances to protect the collateral serviced by the Company including property taxes, insurance, certain legal fees and refurbishment of repossessed assets. These assets are carried at cost net of estimated loss reserves. Estimated losses related to these advances are recorded in Other operating costs and expenses in the consolidated statements of income.
The following table summarizes the components of servicer and protective advances as of December 31, 2010 and 2009 (dollars in millions):

	2010	2009

Principal and interest advances	$20.9	$34.0
Protective advances	61.5	71.6

Total servicer and protective advances	$82.4	$105.6

Intangible asset
The intangible asset is related to certain acquired customer relationships which are critical to the renewal of insurance policies, mainly related to the Company’s voluntary property and casualty business. The intangible asset is amortized based on the estimated revenue streams related to these customer relationships over the estimated remaining life. The remaining capitalized value of the intangible asset is analyzed annually to determine if any impairment is required. No impairment was recorded in the years ended December 31, 2010 and 2009. Amortization of the intangible asset was $10.8 million and $12.0 million for the years ended December 31, 2010 and 2009, respectively.

GTCS Holdings LLC
Notes to Consolidated Financial Statements
Accumulated amortization of the intangible asset was $38.4 million and $27.7 million as of December 31, 2010 and 2009, respectively.
Amortization expense as of December 31, 2010 for the expected remaining life of the intangible asset is estimated to be (dollars in millions):

2011	$9.3
2012	8.2
2013	7.2
2014	6.1
2015	5.2
Thereafter	15.5

Total	$51.5

Other assets
Other assets include goodwill, deferred debt issuance costs, property, plant and equipment, repossessed assets, servicing fees due from securitization trusts and other parties for whom the Company performs servicing of mortgages and contracts, a note receivable from GTH, and miscellaneous other assets.
Bonds payable related to consolidated variable interests
Bonds payable related to consolidated variable interests relate to the outstanding bonds payable of the 10 securitizations that were required to be consolidated on our consolidated balance sheet as of January 1, 2010 pursuant to ASU 2009-17. The interest and principal payments on these bonds are funded by the cash flows from the mortgage loans and any required letter of credit draws discussed above. The Company elected to carry the bonds payable at fair value. The fair value represents the net present value of the interest and principal payments on the bonds through the mandatory call dates. The yield on these bonds, along with any changes in fair value related to performance or valuation assumptions, is recorded in the Change in fair value of bonds payable related to consolidated variable interests in the consolidated statements of income.
Income taxes
As a limited liability company, the Company and certain of its limited liability subsidiaries are not subject to income taxes. Tax liabilities associated with the earnings of these entities are the responsibility of its members.
As permitted under the regulations of a limited liability corporation, the Company’s operating subsidiary, Green Tree Investment Holdings III LLC (“GTIH III”), has elected to be treated as a corporation for tax purposes. Income taxes are accounted for using the asset and liability method. Our income tax expense includes deferred income taxes arising from temporary differences between the tax and financial reporting basis of assets and liabilities. In estimating future tax consequences, the Company uses tax rates expected to be applicable in future years other than enactments of changes in tax laws or rates. The Company includes interest and penalties related to income taxes as a component of income tax expense. Amounts attributable to interest and penalties related to income taxes are immaterial.

GTCS Holdings LLC
Notes to Consolidated Financial Statements
Pursuant to Financial Accounting Standards Board’s (“FASB”) guidance on “Accounting for Uncertainty in Income Taxes”, contained in Accounting Standards Codification Topic 740-10 (“ASC 740-10”), tax benefits are recognized by the Company related to tax positions only if it is more likely-than-not to be sustained solely on its technical merits as of a given reporting date. If a tax position is not considered by the Company to be more-likely-than-not sustained based solely on its technical merits, the Company does not recognize a tax benefit. As of December 31, 2010 and 2009, the Company did not have any material uncertain tax positions.
Derivatives and hedge accounting
The Company maintains an overall risk management strategy that incorporates the use of derivatives to manage interest rate risks to hedge its exposure to changes in LIBOR-based interest rates with respect to its floating rate debt. The estimated fair value generally reflects the estimated amounts the Company would receive/pay to terminate the derivatives.
For the year ended December 31, 2010, the Company had swaptions and caps that were not designated under hedge accounting. For derivatives not designated under hedge accounting, the Company records all changes in fair value to Other income during the period of change.
During 2009, the Company had interest rate swaps that were designated and qualified as cash flow hedges. The effective portion of the gain or loss on the derivative instrument was reported as a component of Other comprehensive income and reclassified into earnings in the same line item associated with the hedged item in the same period during which the hedged item affected earnings. Prior to December 31, 2009, the Company de-designated and liquidated or distributed its interest rate swaps.
For qualified cash flow hedges, Green Tree formally documented all relationships between the hedging instruments and hedged items at the time of designation, as well as its risk management objective and strategy for undertaking the hedge transactions. This process included linking all hedges that were designated as cash flow hedges to specific assets and liabilities on the consolidated balance sheets, to specific firm commitments, or to the forecasted transactions. The Company also formally assessed, both at the inception and on an ongoing basis, whether the derivatives used in the hedging transactions were highly effective in offsetting changes in fair values or cash flows of hedged items. The hedge accounting treatment described above was discontinued if a derivative instrument was terminated or the hedge designation was removed.
Revenue recognition for servicing rights
Servicing income includes contractual servicing fees based as a percentage of the unpaid principal balance of the related collateral and servicing incentive fees earned based on the performance of certain loan portfolios serviced by the Company. Ancillary servicing income received related to servicing includes late fees, prepayment fees and collection fees. Ancillary servicing income also includes revenue earned through the government’s Home Affordable Modification Program and other modification programs. Contractual servicing fees and incentives are recorded on an accrual basis. Ancillary servicing income is recognized when uncertainties regarding collection are resolved.

GTCS Holdings LLC
Notes to Consolidated Financial Statements
Revenue recognition for commission income
Green Tree recognizes commission income on policies written when the policy is sold to the customer, net of estimated future policy cancellations. The commissions are based on a percentage of the price of the insurance policy sold which varies by type of insurance product.
Fair value measurement
The fair value of an asset or liability is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value should be based on the assumptions market participants would use when pricing an asset or liability and establishes a three level hierarchy for fair value measurements. The valuation hierarchy is based on the transparency of the inputs to the valuation of the asset or liability at the measurement date. The categorization of an asset or liability within the fair value hierarchy is based on the lowest level of significant input to its valuation. The three levels of the fair value hierarchy are described below:
Level 1: Unadjusted quoted prices for identical assets or liabilities in active markets that are accessible at the measurement date.
Level 2: Valuations including quoted prices for similar assets and liabilities in active markets and inputs that are observable for the asset or liability either directly or indirectly for substantially the full term of the financial instrument.
Level 3: Valuations that require inputs that are supported by little or no market activity. The unobservable inputs are significant to the fair value measurements and represent the Company’s best assumptions of how market participants would estimate the fair value of these assets.
The following methods and assumptions are used to determine the estimated fair value of the assets and liabilities carried on the Company’s consolidated balance sheets at fair value on a recurring basis:
Loans and receivables related to consolidated variable interests: Upon adoption of the new consolidation accounting guidance on January 1, 2010, we elected to measure our loans and receivables related to consolidated variable interests under the fair value option as our interests prior to consolidation were predominately carried at fair value with changes in fair value recorded to earnings. Accordingly, the fair value option was elected to effectively continue fair value accounting through earnings for our interests in those variable interests. These loans have an unpaid principal balance of $1,005.7 million as of December 31, 2010.

The loans related to consolidated variable interests are not traded in an active, open market with readily observable prices. Accordingly, the Company estimates fair value using level 3 unobservable market inputs. The estimated fair value is based on the net present value of the projected cash flows over the estimated life of the loans.

The Company’s valuation considers assumptions for prepayments, defaults, severity and discount rates. The Company reassesses and periodically adjusts the underlying inputs and assumptions used in the valuation that a market participant would consider in valuing the loans, including but not limited to recent historical experience as well as current and/or expected relevant market conditions. Collateral performance assumptions are primarily based on analyses of historical and projected performance trends as well as the Company’s assessment of current and future economic conditions.

GTCS Holdings LLC
Notes to Consolidated Financial Statements

The Company estimates the fair value of the receivables related to consolidated variable interests at the net present value of the cash flows from the letters of credit used to pay bondholders for the remaining life of the securitization trust. The estimate of the cash to be collected from the letters of credit is based on the shortfall of cash flows from the loans in the securitization trusts compared to the required bond payments of the securitization trusts. The cash provided by the letters of credit is determined by analyzing the credit assumptions for the underlying collateral in each of the securitizations.

The discount rate assumption for these assets is primarily based on collateral and credit risk characteristics combined with an assessment of market interest rates.
Servicing rights carried at fair value: Manufactured housing servicing rights are not traded in an active, open market with readily observable prices. Accordingly, the Company estimates fair value using level 3 unobservable market inputs. The estimated fair value is based on the net present value of the cash flows of the servicing income to be received. The Company’s valuation considers assumptions and estimates of contractual servicing fees, ancillary revenue, costs to service, collateral repayment and default rates, and discount rates. The Company reassesses and periodically adjusts the underlying inputs and assumptions used in the valuation that a market participant would consider in valuing servicing rights, including but not limited to recent historical experience as well as current and/or expected relevant market conditions. Ancillary revenue and cost to service assumptions are primarily based on historical experience as well as other operational considerations. Collateral performance assumptions are primarily based on analyses of historical and projected performance trends as well as the Company’s assessment of current and future economic conditions. The discount rate assumption is primarily based on collateral characteristics combined with an assessment of market interest rates.
Bonds payable related to consolidated variable interests: Upon adoption of the new consolidation accounting guidance on January 1, 2010, we elected to measure our bonds payable related to consolidated variable interests under the fair value option as our interests prior to consolidation were predominately carried at fair value with changes in fair value recorded to earnings. Accordingly, the fair value option was elected to effectively continue fair value accounting through earnings for our interests in those variable interests. These bonds payable have an unpaid principal balance of $1,020.8 million as of December 31, 2010.

These bonds are not traded in an active, open market with readily observable prices. Accordingly, the Company estimates the fair value using level 3 unobservable market inputs. The estimated fair value of the bonds is based on the net present value of the projected bond principal and interest payments for the remaining life of the securitization trusts. The Company’s valuation considers assumptions and estimates for principal and interest payments on the bonds and letter of credit draws. An analysis of the credit assumptions for the underlying collateral in each of the securitizations is performed to determine the required payments to bondholders. The assumptions include prepayments, defaults, severity and discount rates. The Company reassesses and periodically adjusts the underlying inputs and assumptions used in the valuation that a market participant would consider in valuing bonds, including but not limited to recent historical experience as well as current and/or expected relevant market conditions. Credit performance assumptions are primarily based on analyses of historical and projected performance trends as well as the Company’s assessment of current and future economic conditions. The discount rate assumption is primarily based on credit characteristics combined with an assessment of market interest rates.

GTCS Holdings LLC
Notes to Consolidated Financial Statements

Mandatory repurchase obligation: This liability relates to a mandatory repurchase obligation for two securitizations in which the Company is required to repurchase loans from the securitizations when a loan becomes 90 days delinquent. The Company estimates the fair value of the contingent obligation based on the expected net present value of future cash flows using level 3 assumptions including prepayment, default and severity rates applicable to the underlying loans’ historical and projected performance.

The Company reassesses and periodically adjusts the underlying inputs and assumptions used in the valuation of the mandatory repurchase obligation that a market participant would consider in valuing these liabilities, including but not limited to recent historical experience as well as current and/or expected relevant market conditions and other operational considerations. Collateral performance assumptions are primarily based on analyses of historical and projected performance trends as well as the Company’s assessment of current and future economic conditions. The discount rate assumption is primarily based on collateral characteristics combined with an assessment of market interest rates.

Accrued professional fees related to certain securitizations: This liability relates to payments mainly for surety and auction agent fees that the Company will be required to make over the remaining life of certain securitizations. The Company estimates the fair value using level 3 unobservable market inputs. The estimated fair value is based on the net present value of the cash flows of the accrued professional fees required to be paid related to the securitizations. The Company’s valuation considers assumptions and estimates of collateral repayment, default rates and discount rates.

The Company reassesses and periodically adjusts the underlying inputs and assumptions used in the valuation of the accrued professional fees related to certain securitizations that a market participant would consider in valuing these liabilities, including but not limited to recent historical experience as well as current and/or expected relevant market conditions and other operational considerations. Collateral performance assumptions are primarily based on analyses of historical and projected performance trends as well as the Company’s assessment of current and future economic conditions. The discount rate assumption is primarily based on collateral characteristics combined with an assessment of market interest rates.

Mandatory obligation to exercise clean-up calls: This liability relates to a mandatory obligation to exercise the clean-up calls on 10 securitizations serviced by the Company. The mandatory obligation is triggered when the remaining collateral balance equals approximately 10% of the initial collateral balance. The Company estimates the fair value of the contingent obligation based on the expected net present value of the expected collateral loss at the date of call using level 3 assumptions including prepayment, default and severity rates applicable to the underlying loans’ historical and projected performance.

GTCS Holdings LLC
Notes to Consolidated Financial Statements

The Company reassesses and periodically adjusts the underlying inputs and assumptions used in the valuation of the mandatory obligation that a market participant would consider in valuing these liabilities, including but not limited to recent historical experience as well as current and/or expected relevant market conditions and other operational considerations. Collateral performance assumptions are primarily based on analyses of historical and projected performance trends as well as the Company’s assessment of current and future economic conditions. The discount rate assumption is primarily based on collateral characteristics combined with an assessment of market interest rates.

Upon adoption of the new consolidation accounting guidance on January 1, 2010, we consolidated the 10 securitization trusts related to this obligation and removed the mandatory obligation to exercise clean-up calls liability from our consolidated balance sheet. For additional information see “Transactions with consolidated VIEs” in Note 3.

The following are the estimated values of the assets and liabilities carried on the Company’s consolidated balance sheets at fair value on a recurring basis at December 31, 2010 and 2009 using level 3 significant unobservable inputs (dollars in millions):

Fair Value at
Reporting Date
December 31, 2010
Loans related to consolidated variable interests	$608.3
Receivables related to consolidated variable interests	121.8
MH servicing rights	171.9
Bonds payable related to consolidated variable interests	(792.1)
Mandatory repurchase obligation(1)	(13.4)
Accrued professional fees related to certain securitizations(1)	(10.5)

December 31, 2009
MH servicing rights	$197.1
Mandatory repurchase obligation(1)	(13.6)
Accrued professional fees related to certain securitizations(1)	(11.3)
Mandatory obligation to exercise clean-up calls(1)	(54.1)

(1)
Mandatory repurchase obligation, accrued professional fees related to certain securitizations and mandatory obligation to exercise clean-up calls are included in Other liabilities on the Company’s consolidated balance sheets.

GTCS Holdings LLC
Notes to Consolidated Financial Statements
The following is a reconciliation of the changes in fair value of the level 3 assets and liabilities carried on the Company’s consolidated balance sheets at fair value on a recurring basis at December 31, 2010 and 2009 (dollars in millions):

			Changes in
	Fair Value,	Initial	Valuation	Realization	Cash
	Beginning	Consolidation	Inputs or	of Expected	Payments	Fair Value,
	of Year	of VIEs(1)	Assumptions	Cash Flows	(Collections)(2)	End of Year

December 31, 2010
Loans related to consolidated variable interests	$—	$664.3	$(3.7)	$100.8	$(153.1)	$608.3
Receivables related to consolidated variable interests	—	141.9	(5.8)	6.1	(20.4)	121.8
MH servicing rights	197.1	(12.9)	23.4 (3)	(35.7)	—	171.9
Bonds payable related to consolidated variable interests	—	(860.6)	12.2	(107.2)	163.5	(792.1)
Mandatory repurchase obligation	(13.6)	—	(0.9)	1.1	—	(13.4)
Accrued professional fees related to certain securitizations	(11.3)	—	(0.9)	(1.5)	3.2	(10.5)
Mandatory obligation to exercise clean-up calls	(54.1)	54.1	—	—	—	—

December 31, 2009
MH servicing rights	$231.8	$—	$9.8 (3)	$(44.5)	$—	$197.1
Mandatory repurchase obligation	(13.1)	—	(2.3)	1.8	—	(13.6)
Accrued professional fees related to certain securitizations	(11.7)	—	(1.5)	(1.6)	3.5	(11.3)
Mandatory obligation to exercise clean-up calls	(55.8)	—	8.3	(6.6)	—	(54.1)

(1)	Refer to Note 3 for discussion of the Company’s consolidation of the assets and liabilities of certain VIEs on January 1, 2010.

(2)	Cash payments on loans and bonds payable related to consolidated variable interests include interest payments.

(3)
Reflects changes due to cost to service assumptions and performance of the underlying collateral for the year ended December 31, 2010 and performance of the underlying collateral for the year ended December 31, 2009.

The following methods and assumptions were used to determine the estimated fair values of the Company’s financial instruments not accounted for at fair value:
Cash and cash equivalents and restricted cash: The Company carries its cash and cash equivalents and restricted cash at cost, which approximates estimated fair value. The valuation of these short-term, highly liquid assets is based on level 1 inputs.
Insurance premiums receivable: These receivables are not traded in an active market. The estimated fair value of these assets is based on the net present value of the expected cash flows. The estimated fair value is based on level 3 assumptions of the underlying collateral serviced by the Company including delinquency and default rates as these insurance premiums are collected as part of the customers’ loan payments or from the related trust.

GTCS Holdings LLC
Notes to Consolidated Financial Statements
Servicer and protective advances: The Company estimates the fair value of servicer and protective advances based on level 3 unobservable market inputs using the present value of projected cash flows over the expected life of the receivables and the Company’s estimated pricing of advances on similar collateral.
Collateralized borrowings: The Company estimates fair value of its collateralized borrowings using level 2 observable inputs including comparable market transactions and interest rates that are consistent with market rate pricing based on the Company’s credit worthiness.
Payable to insurance carriers: This liability represents payments to the Company’s carriers of insurance policies related to the insurance receivables noted above. There is not a traded market for these or similar payables; therefore, the Company utilized level 3 unobservable inputs to estimate the fair value of the carrier payable based on the net present value of the expected carrier payments over the life of the payables.
The following are the estimated values of our financial instruments at December 31, 2010 and 2009, which are recorded on the Company’s consolidated balance sheets at their carrying amounts (dollars in millions):

	2010		2009
	Carrying		Carrying
	Amount	Fair Value	Amount	Fair Value
Financial assets:
Cash and cash equivalents	$54.3	$54.3	$29.0	$29.0
Restricted cash	149.6	149.6	144.5	144.5
Insurance premiums receivable	121.9	111.8	130.3	117.6
Servicer and protective advances	82.4	81.2	105.6	90.3

Financial liabilities:
Collateralized borrowings	$371.3	$385.1	$421.2	$424.4
Payable to insurance carriers	53.2	50.7	59.0	54.6
Recently issued accounting standards
ASU 2010-20, Disclosures About the Credit Quality of Financing Receivables and the Allowance for Credit Losses. In April 2010, the FASB issued this accounting standards update requiring enhanced disclosures regarding the credit quality of finance receivables and allowance for credit losses, as well as further disaggregation of such receivables and allowances. For nonpublic entities, the disclosures are effective for annual reporting periods ending on or after December 15, 2011. The Company does not expect the implementation of this standards update to have a material impact on our consolidated financial statements.
3.	VARIABLE INTEREST ENTITIES
Involvement with securitizations
Green Tree has various agreements related to securitization trusts. Securitization trusts are special purpose entities (“SPEs”). A SPE is an entity that was formed for a limited purpose. The Company’s involvement with these SPEs includes servicing of the underlying loans, obligations to exercise mandatory clean-up calls on securitization trusts and reimbursement obligations related to letters of credit on securitization trusts.

GTCS Holdings LLC
Notes to Consolidated Financial Statements
SPEs are generally considered variable interest entities (“VIE”). A VIE is an entity that has either a total equity investment that is insufficient to finance its activities without additional subordinated financial support or whose equity investors lack the ability to control the entity’s activities. A VIE is consolidated by its primary beneficiary, the party that has both the power to direct the activities that most significantly impact the VIE’s economic performance and a variable interest that could potentially be significant to the VIE. A variable interest is a contractual ownership or other interest that changes with changes in fair value of the VIE’s net assets. To determine whether or not a variable interest we hold could potentially be significant to the VIE, we consider both qualitative and quantitative factors regarding the nature, size and form of our involvement with the VIE. We assess whether or not we are the primary beneficiary of a VIE on an on-going basis. We evaluate each involvement in a SPE for classification as a VIE. When a SPE meets the definition of a VIE and we determine that the Company is the primary beneficiary, the assets and liabilities of the VIE are included in the consolidated financial statements of the Company.
The accounting guidance for VIEs was amended in 2009 and was effective for financial statements issued for fiscal years beginning after November 15, 2009. As a result of the adoption of this standard on January 1, 2010, we recorded assets and liabilities of consolidated VIEs and derecognized our existing assets and liabilities associated with those VIEs. The consolidation of these assets and liabilities did not have an impact on the cash flows the Company receives from the securitizations or expected payments of contingent liabilities related to these securitizations.
The consolidation resulted in changes to assets, liabilities and equity as of January 1, 2010 as detailed in the following table (dollars in millions):

	Added to	Removed from
	Balance Sheet	Balance Sheet

Restricted cash	$16.2	$—
Loans related to consolidated variable interests	664.3
Receivables related to consolidated variable interests	141.9	—
Servicing rights	—	(12.9)
Servicer and protective advances	—	(8.5)
Servicing fee receivable(1)	—	(1.0)
Repossessed assets related to consolidated variable interests(2)	4.6	—

Bonds payable related to consolidated variable interests	(860.6)	—
Mandatory clean-up calls on certain securitizations(3)	—	54.1
Payable to trusts/investors	—	1.9

Net equity impact	$(33.6)	$33.6

(1)	Servicing fee receivable was included in Other assets on the Company’s consolidated balance sheet.

(2)	Repossessed assets related to consolidated variable interests are included in Other assets on the Company’s consolidated balance sheet.

(3)	Mandatory clean-up calls on certain securitizations were included in Other liabilities on the Company’s consolidated balance sheet.

GTCS Holdings LLC
Notes to Consolidated Financial Statements
The Company has elected to carry the assets and liabilities associated with the consolidation of the VIEs at fair value using level 3 inputs, with the exception of restricted cash, which is carried at cost, which approximates estimated fair value, due to its short-term nature. See discussion of fair value measurements in Note 2. We have segregated our involvement with VIEs between those VIEs we consolidate and those we do not consolidate. The classifications of assets and liabilities in our balance sheet associated with our involvement with VIEs as of December 31, 2010 are as follows (dollars in millions):

	Consolidated	Unconsolidated
	VIEs	VIEs(1)	Total
Assets
Restricted cash	$16.9	$—	$16.9
Loans related to consolidated variable interests	608.3	—	608.3
Receivable related to consolidated variable interests	121.8	—	121.8
Servicing rights	—	192.0	192.0
Principal and interest advances	—	20.9	20.9
Repossessed assets related to consolidated variable interests(2)	3.2	—	3.2

Liabilities
Bonds payable related to consolidated variable interests	(792.1)	—	(792.1)

Net assets	$(41.9)	$212.9	$171.0

(1)	Refer to “Transactions with unconsolidated VIEs” on page 19 for discussion of unconsolidated VIEs.

(2)	Repossessed assets related to consolidated variable interests are included in Other assets on the Company’s consolidated balance sheet as of December 31, 2010.
Transactions with consolidated VIEs
Servicing arrangements with mandatory clean-up call obligation: The Company services $1.0 billion of loans related to 10 securitizations for which it receives contractual servicing fees. The Company also has a mandatory obligation to exercise the clean-up calls on these securitizations. The mandatory obligation is triggered when the remaining collateral balances equal approximately 10% of the initial collateral balances. The total outstanding collateral balances at the respective call dates are approximately $418.1 million. These securitizations were originated between 1998 and 2000 by a third party and the Company expects to call the securitizations beginning in 2017. The Company has consolidated these assets as we have determined that Green Tree is the primary beneficiary because we have the power to direct the activities that most significantly impact the securitizations as the servicer and the mandatory clean-up call is a significant interest in the securitizations. The assets of the VIEs are used to pay Green Tree’s servicing fee and the third party bondholders. Some of these securitizations also contain letters of credit as credit enhancements that the securitizations draw from if there are not enough cash flows from the underlying collateral to pay the bondholders. Green Tree’s obligation related to these letters of credit is discussed under “Servicing arrangements with letter of credit reimbursement obligation” in the “Transactions with unconsolidated VIEs” section below.

GTCS Holdings LLC
Notes to Consolidated Financial Statements
Prior to January 1, 2010, Green Tree had recorded the estimated fair value of the mandatory call obligation as a liability of $54.1 million based on the performance of the underlying collateral in these securitizations. The estimated fair value was equal to the net present value of the expected collateral loss at the date of call. This liability was recorded in Other liabilities on the consolidated balance sheet as of December 31, 2009. The Company recorded a reversal of impairment of $8.3 million and $6.5 million of interest expense in the year ended December 31, 2009 related to changes in the estimated fair value of this liability.
Transactions with unconsolidated VIEs
The Company has involvement in VIEs that are not consolidated on our balance sheets. The involvements with these VIEs include servicing activities, reimbursement obligations related to certain securitizations supported by letters of credit and securitizations that are consolidated by affiliates. The involvements with unconsolidated VIEs are recorded on our consolidated balance sheets, primarily in servicing rights.
The following table provides a summary of unconsolidated VIEs with which we have significant continuing involvement, but are not the primary beneficiary as of December 31, 2010 (dollars in millions):

	Total
	Unconsolidated		Carrying
	VIE Assets	Carrying	Value
	(Unpaid	Value	(Principal and	Maximum
	Principal	(Servicing	Interest	Exposure to
	Balance)	Rights)	Advances)	Loss(1)
Securitizations where only involvement is servicing activities	$23,681.8	$188.8	$18.9	$207.7
Servicing arrangements with letter of credit reimbursement obligation	279.6	3.2	2.0	170.2
Servicing activities related to securitizations consolidated by affiliates	841.0	—	—	—

Total	$24,802.4	$192.0	$20.9	$377.9

(1)
The company’s maximum exposure to loss for these VIEs is equal to the carrying value of servicing rights and principal and interest advances associated with the VIE, as well as the amount of the obligation to reimburse an unrelated third party for the final $165.0 million drawn on letters of credit for the servicing arrangements with letter of credit reimbursement obligation.

Securitizations where Green Tree’s only involvement is servicing activities: Green Tree services $23.7 billion of residential mortgage loans and other consumer loans for securitization trusts in which Green Tree’s only relationship with the securitization is that of a servicer. Green Tree did not originate or securitize these loans. Green Tree does not hold any other interests in any of these securitization trusts. We do not consolidate these VIEs in our consolidated balance sheets as Green Tree does not have a variable interest that could potentially be significant to the VIEs.

GTCS Holdings LLC
Notes to Consolidated Financial Statements
Servicing arrangements with letter of credit reimbursement obligation: Green Tree services $0.3 billion of loans related to four securitization trusts that have not been consolidated on the Company’s balance sheet where Green Tree has an obligation to reimburse a third party for the final $165.0 million on letters of credit for the aggregate of 12 securitizations if drawn. Eight of these securitizations were consolidated on the Company’s balance sheet as of January 1, 2010 due to the Company’s mandatory clean-up call obligation. The letters of credit were provided by the seller of the securitizations as credit enhancements on these securitizations. The securitization trusts will draw from these letters of credit if there are not enough cash flows from the underlying collateral to pay the bondholders of these securitizations. The total amount outstanding on these letters of credit for all 12 securitizations was $314.9 million and $330.4 million at December 31, 2010 and 2009, respectively. Based on management’s estimates of the underlying performance on the collateral in these securitizations, Green Tree does not currently anticipate that the final $165.0 million will be drawn, and therefore, no liability for the fair value of this obligation was recorded as of December 31, 2010 or 2009. Actual performance may differ from this estimate in the future.
The four securitizations are not consolidated in our consolidated balance sheet as Green Tree is not deemed to be the primary beneficiary of these VIEs as the Company does not have a variable interest that could potentially be significant to the VIEs.
Servicing activities related to securitizations consolidated by affiliates: Green Tree services $0.8 billion of loans for securitization trusts in which Green Tree Investments II LLC, a related party, owns residual interests in these securitizations and has consolidated the assets and liabilities of the securitizations on its balance sheet. The Company’s involvement in these securitizations is limited to the servicing activities in which the Company receives a fixed servicing fee from the underlying trusts in accordance with the pooling and servicing agreements. The Company is not the primary beneficiary as the Company does not have a variable interest that could potentially be significant to the VIEs.
4.	SERVICING RIGHTS
Servicing rights consist of contractual rights purchased from third parties to receive servicing fees on the unpaid principal balance of the underlying collateral. The table below details the Company’s servicing rights as of December 31, 2010 and 2009 (dollars in millions):

	2010	2009

Servicing rights carried at fair value	$171.9	$197.1
Servicing rights carried at lower of cost or fair value	36.1	41.9

Total servicing rights	$208.0	$239.0

Servicing rights carried at fair value
Servicing rights carried at fair value consist of contractual rights purchased from third parties to receive servicing fees for servicing manufactured housing loans (“MH servicing rights”) at annual rates based on the unpaid principal balance of the related collateral. Refer to the “Fair value measurement” section within Note 2 for a reconciliation of the changes in fair value of MH servicing rights carried on the Company’s consolidated balance sheets at December 31, 2010 and 2009.

GTCS Holdings LLC
Notes to Consolidated Financial Statements
The estimation of fair value of MH servicing rights requires significant judgment. The fair value of MH servicing rights is estimated using the present value of projected cash flows over the estimated period of net servicing income.
At December 31, 2010 and 2009, key economic assumptions used to determine the estimated fair value of the MH servicing rights and the sensitivity of the estimated fair value to immediate changes in those assumptions are as follows (dollars in millions):

	2010	2009

Estimated fair value of MH servicing rights	$171.9	$197.1
Cumulative scheduled principal balance of serviced MH loans at the end of the period	$11,682.9	$14,403.2
Weighted average remaining life in years	6.7	6.2
Weighted average stated customer interest rate on underlying collateral	9.3%	9.3%
Assumptions to determine the estimated fair value of MH servicing rights at December 31, 2010 and 2009 and the estimated impacts of adverse changes are as follows (dollars in millions):

	2010	2009

Expected cost to service as a percentage of principal balance of serviced loans (a)	0.87%	0.87%
Impact on estimated fair value of 2 basis point increase	$(8.5)	$(10.0)
Impact on estimated fair value of 4 basis point increase	$(17.0)	$(19.9)

Expected ancillary fees as a percentage of principal balance of serviced loans (a)	0.09%	0.09%
Impact on estimated fair value of 1 basis point decrease	$(4.3)	$(5.0)
Impact on estimated fair value of 2 basis point decrease	$(8.5)	$(10.0)

Expected conditional repayment rate as a percentage of principal balance of serviced loans (a)	2.9%	3.5%
Impact on estimated fair value of 10 percent increase	$(1.4)	$(2.0)
Impact on estimated fair value of 20 percent increase	$(2.7)	$(4.0)

Expected conditional default rate as a percentage of principal balance of serviced loans (a)	3.9%	4.1%
Impact on estimated fair value of 10 percent increase	$(2.3)	$(2.8)
Impact on estimated fair value of 20 percent increase	$(4.5)	$(5.5)

Weighted average discount rate (a)	13.0%	14.0%
Impact on estimated fair value of 10 percent increase	$(6.2)	$(7.5)
Impact on estimated fair value of 20 percent increase	$(12.0)	$(14.5)

(a)
The valuation of MH servicing rights is affected by the underlying assumptions including the expected cost of servicing, ancillary fees, prepayments of principal, defaults and discount rate. Should actual performance and timing differ materially from our projected assumptions, it could have a material effect on the valuation of our MH servicing rights. The valuation is determined by discounting cash flows over the expected life of the serviced loans. The stress tests above are also over the life of the serviced loans and are applied equally at each point in the assumption curve.

GTCS Holdings LLC
Notes to Consolidated Financial Statements
These sensitivities are hypothetical and should be used with caution. As the figures indicate, changes in estimated fair value based on variations in assumptions generally cannot be extrapolated because the relationship of the change in assumption to the change in estimated fair value may not be linear. Also, in this table, the effect of a variation in a particular assumption on the estimated fair value of the MH servicing rights is calculated without changing any other assumption; however, changes in one factor may result in changes in another (for example, increases in market interest rates may result in lower prepayments and increased credit losses), which might magnify or counteract the sensitivities.
Servicing rights carried at lower of amortized cost or fair value
Servicing rights carried at lower of amortized cost or fair value (“Mortgage servicing rights”) consist of contractual rights purchased from third parties to receive servicing fees from servicing residential mortgage loans at annual rates based on the unpaid principal balance of the related collateral. To the extent that the carrying value exceeds the estimated fair value for any specific strata, a valuation allowance would be established through the recognition of impairment in the consolidated statements of income. No impairment or related valuation allowance was recorded for the years ended December 31, 2010 and 2009.
The following schedule summarizes the changes in the balances of Mortgage servicing rights for the periods ended December 31, 2010 and 2009 (dollars in millions) at amortized cost:

	2010	2009

Mortgage servicing rights, beginning of year	$41.9	$1.0

Servicing assets (sold) purchased	(0.4)	42.9
Amortization	(5.4)	(2.0)

Net change in amortized cost	(5.8)	40.9

Mortgage servicing rights, end of year	$36.1	$41.9

The estimation of fair value of Mortgage servicing rights requires significant judgment. The fair value of Mortgage servicing rights is estimated using the present value of projected cash flows over the estimated period of net servicing income. At December 31, 2010 and 2009, key economic assumptions used to determine the estimated fair value of the Mortgage servicing rights and the sensitivity of the estimated fair value to immediate changes in those assumptions are as follows (dollars in millions):

	2010	2009

Carrying amount	$36.1	$41.9
Estimated fair value	$37.0	$42.2
Cumulative scheduled principal balance of serviced loans at the end of the period	$8,670.4	$10,271.4
Weighted average remaining life in years	5.2	6.7
Weighted average stated customer interest rate on underlying collateral	6.7%	7.2%

GTCS Holdings LLC
Notes to Consolidated Financial Statements
Assumptions to determine the estimated fair value of the Mortgage servicing rights at December 31, 2010 and 2009 and the estimated impacts of adverse changes are as follows (dollars in millions):

	2010	2009

Expected cost to service as a percentage of principal balance of serviced loans (a)	0.25%	0.28%
Impact on estimated fair value of 2 basis point increase	$(4.8)	$(6.6)
Impact on estimated fair value of 4 basis point increase	$(9.6)	$(13.1)

Expected ancillary fees as a percentage of principal balance of serviced loans (a)	0.06%	0.05%
Impact on estimated fair value of 1 basis point decrease	$(2.1)	$(3.0)
Impact on estimated fair value of 2 basis point decrease	$(4.3)	$(6.0)

Expected conditional repayment rate as a percentage of principal balance of serviced loans (a)	6.3%	2.6%
Impact on estimated fair value of 10 percent increase	$(0.6)	$(0.3)
Impact on estimated fair value of 20 percent increase	$(1.1)	$(0.6)

Expected conditional default rate as a percentage of principal balance of serviced loans (a)	9.1%	9.1%
Impact on estimated fair value of 10 percent increase	$(0.8)	$(0.6)
Impact on estimated fair value of 20 percent increase	$(1.6)	$(1.2)

Weighted average discount rate (a)	22.2%	22.2%
Impact on estimated fair value of 10 percent increase	$(1.6)	$(2.3)
Impact on estimated fair value of 20 percent increase	$(3.1)	$(4.3)

(a)
The valuation of Mortgage servicing rights is affected by the underlying assumptions including the expected cost of servicing, ancillary fees, prepayments of principal, defaults and discount rate. Should actual performance and timing differ materially from our projected assumptions, it could have a material effect on the valuation of our Mortgage servicing rights. The valuation is determined by discounting cash flows over the expected life of the serviced loans. The stress tests above are also over the life of the serviced loans and are applied equally at each point in the assumption curve.

These sensitivities are hypothetical and should be used with caution. As the figures indicate, changes in estimated fair value based on variations in assumptions generally cannot be extrapolated because the relationship of the change in assumption to the change in estimated fair value may not be linear. Also, in this table, the effect of a variation in a particular assumption on the estimated fair value of the Mortgage servicing rights is calculated without changing any other assumption; however, changes in one factor may result in changes in another (for example, increases in market interest rates may result in lower prepayments and increased credit losses), which might magnify or counteract the sensitivities.
Other servicing
The Company services an additional $10.2 billion and $9.5 billion of loans for others in servicing and sub-servicing arrangements at December 31, 2010 and 2009, respectively, on which the Company receives a contractual servicing fee based on outstanding serviced collateral or other various contractual fee arrangements.

GTCS Holdings LLC
Notes to Consolidated Financial Statements
Additionally, the Company services $1.0 billion of loans related to consolidated variable interests on which the Company receives a servicing fee; however, the servicing revenue is not recorded in Servicing income due to the consolidation of the assets on the consolidated balance sheet as of January 1, 2010.
5.	COLLATERALIZED BORROWINGS
Collateralized borrowings at December 31, 2010 and 2009 were as follows (dollars in millions):

	2010		2009
	Dollars	Rate(1)	Dollars	Rate(1)

Credit Agreement	$307.0	8.0%	$350.0	8.0%
Receivables Loan Agreement	58.0	6.8%	65.6	6.8%
MSR Credit Agreement	20.1	2.8%	22.9	2.7%

Total collateralized borrowings at par	385.1		438.5
Discount on Credit Agreement	(13.8)		(17.3)

Total collateralized borrowings	$371.3		$421.2

(1)	All interest rates are floating rates based on LIBOR as of the end of the period.
The Company entered into a six-year $350.0 million Credit Agreement with a syndication of lenders on December 18, 2009. The Credit Agreement also provides for a five-year $30.0 million revolving facility. The agreement allows for an incremental issuance of term notes of up to $75.0 million less any amounts borrowed on the revolving facility. The Company issued $350.0 million of term notes under this facility on December 18, 2009 for proceeds of $332.5 million. The term notes have a required payment of $7.0 million per quarter and an additional annual required payment based on certain percentages of the annual cash flows generated by the Company. The revolving facility allows for borrowings of up to $30.0 million in aggregate on a revolving line, including a swing line with a maximum borrowing of $2.5 million and letters of credit with a maximum borrowing of $10.0 million. The Company has not borrowed any amounts under the revolving facilities of the agreement through December 31, 2010. The Credit Agreement is collateralized by cash flows, certain investments and stock of the Company. In addition, certain subsidiaries of the Company have provided a guaranty for the payment in full of these obligations. The loan contains certain financial covenants including interest coverage and loan leverage ratios. The Company was in compliance with all covenants as of and for the year ended December 31, 2010. Prior to entering into the Credit Agreement, the Company had a four-year $500.0 million Credit and Guaranty Agreement. This facility was paid in full using proceeds from the issuance of the Credit Agreement on December 18, 2009.
In July 2009, the Company entered into a three-year Receivables Loan Agreement collateralized by certain principal and interest advances and protective advances reimbursable from securitization trusts serviced by the Company. The principal and interest on these notes are paid using the cash flows from the underlying advances. Accordingly, the timing of the principal payments on these notes is dependent on the payments received on the underlying advances that back the notes. The Company is able to pledge new advances to the facility up to an outstanding note balance of $75.0 million. The advance rates on this facility vary by product type ranging from 70% to 91.5%. The facility expires in July 2012. Prior to entering into the Receivables Loan Agreement, the Company had notes outstanding under the Advance Receivables Backed Notes, Series 2004-1 which were collateralized by certain principal and interest advances and protective advances reimbursable from securitization trusts serviced by the Company. This facility was paid in full using proceeds from the issuance of the Receivables Loan Agreement in July 2009.

GTCS Holdings LLC
Notes to Consolidated Financial Statements
The Company entered into a MSR Credit Agreement to finance the Company’s purchase of servicing rights in November 2009. The note is secured by the servicing rights purchased. The MSR Credit Agreement requires equal monthly payments for 36 months based on the final borrowings of the facility.
For the years ended December 31, 2010 and 2009, the effective yield on collateralized borrowings was 9.4% and 8.4%, respectively, including amortization of discounts and related debt issuance costs of $7.1 million and $6.9 million, respectively. The discounts and debt issuance costs are being amortized into interest expense on an effective yield basis over the life of the collateralized borrowings.
6.	DERIVATIVES
Green Tree has interest rate swaps/contracts that are used to economically hedge its exposure to changes in LIBOR based interest risk with respect to its floating rate debt. These derivatives are carried at fair value with the changes in fair value included in Other income. The Company recognized $1.3 million and $0.3 million of losses related to these interest rate contracts within Other income in the consolidated statements of income for the years ended December 31, 2010 and 2009, respectively.
The use of derivatives exposes Green Tree to credit risk associated with the performance of the counterparties to the derivative contract. The amount of credit risk that Green Tree is exposed to is the amount that is reported as a derivative asset in its consolidated balance sheets. Credit risk is minimized through master netting arrangements. The Company held interest rate swaptions and caps not designated under hedge accounting with a notional balance of $480.0 million and fair value of $0.8 million and a notional balance of $60.0 million and fair value of $0.1 million at December 31, 2010 and 2009, respectively.
In 2009, the Company held interest rate swaps to protect against changes in the LIBOR rate on variable rate debt that effectively converted floating rate interest payments to fixed rate payments on outstanding debt. These swaps were designated as cash flow hedges, and reduced the impact of the then future LIBOR rate changes on interest expense. Prior to December 31, 2009, these interest rate swaps were de-designated and liquidated or distributed by the Company.

GTCS Holdings LLC
Notes to Consolidated Financial Statements
The following table shows the gains (losses) recognized in the consolidated statements of income related to derivatives designated as cash flow hedges in 2009 (dollars in millions):

Derivatives in Cash	Gain Recognized in OCI	Loss Reclassified from	Gain Recognized in Interest
Flow Hedging	on Derivative	Accumulated OCI into Interest	Rate Swap Expense
Relationships	(Effective Portion)	Expense (Effective Portion)	(Ineffective Portion)(1)

Interest rate contracts	$8.8	$(8.8)	$1.7

(1)
The amount of gain recognized in interest rate swap expense was comprised of i) the ineffective portion of the derivative of $0.7 million and ii) the amount excluded from the assessment of hedge effectiveness of $1.0 million for the year ended December 31, 2009.

The following schedule summarizes the changes in accumulated other comprehensive income related to changes in fair value of interest rate swaps designated as cash flow hedges for the year ended December 31, 2009 (dollars in millions):

2009

Cumulative net unrealized losses in other comprehensive loss, beginning of year	$(12.0)
Decrease in unrealized losses	8.8
Reclassification of OCI associated with contribution of swaps to members	4.9
Reclassification of unrealized losses to other income	(1.7)

Cumulative unrealized losses in other comprehensive loss, end of year	$—

7.	OTHER DISCLOSURES
Related party
The Company serviced $0.9 billion and $1.0 billion of loans as of December 31, 2010 and 2009, respectively, for its affiliates. Servicing revenue recognized on assets serviced for its affiliates totaled $6.8 million and $8.0 million during the years ended December 31, 2010 and 2009, respectively.
Under the Credit Agreement entered into by the Company on December 18, 2009, the Company issued $350.0 million of term notes of which GTH purchased $75.0 million at $71.3 million. Prior to December 31, 2010, GTH sold all $75.0 million of the term notes to third parties. In addition, the Company has a $5.4 million note receivable due from GTH, which was negotiated on an arm’s length basis between the two parties.

GTCS Holdings LLC
Notes to Consolidated Financial Statements
Leases
The Company rents office space under operating leases which are noncancellable. Rent expense was $8.8 million and $8.5 million for the years ended December 31, 2010 and 2009, respectively. Future required minimum rental payments as of December 31, 2010 are as follows (dollars in millions):

2011	$5.9
2012	4.6
2013	2.3
2014	2.0
2015	0.4
Thereafter	—

Total	$15.2

Repurchase obligation
The Company has a mandatory repurchase obligation for two securitizations in which the Company is required to repurchase loans at par from the securitizations when a loan becomes 90 days delinquent. The total of the loans outstanding in these two securitizations was $102.3 million and $112.4 million as of December 31, 2010 and 2009, respectively. The Company estimated the fair value of this contingent obligation at $13.4 million and $13.6 million as of December 31, 2010 and 2009, respectively, using prepayment, default and severity rate assumptions applicable to the underlying loans’ historical and projected performance. This obligation is included in Other liabilities on the consolidated balance sheets. Based on our estimates, the Company expects to incur undiscounted losses of approximately $22.1 million related to repurchases over the remaining life of these securitizations. The Company repurchased $4.9 million and $6.0 million of unpaid principal balances during the years ended December 31, 2010 and 2009, respectively. Additionally, the Company recorded $0.9 million and $2.3 million of impairment charges related to this liability for the years ended December 31, 2010 and 2009, respectively, and $1.5 million of interest expense related to this liability for each of the years ended December 31, 2010 and 2009. Actual performance may differ from this estimate in the future.
Income taxes
As permitted under the regulations of a limited liability company, the Company’s GTIH III subsidiary is treated as a corporation for income tax purposes. Income tax expense includes deferred income taxes arising from temporary differences between the financial reporting and tax basis of assets and liabilities. These amounts are reflected in the balance of the Company’s net income tax liability of $12.2 million and $16.2 million as of December 31, 2010 and 2009, respectively, which are included in Other liabilities on the consolidated balance sheets.

GTCS Holdings LLC
Notes to Consolidated Financial Statements
The components of the Company’s income tax assets and liabilities were as follows as of December 31, 2010 and 2009 (in millions):

	2010	2009
Deferred tax assets (liabilities):
Deductible (taxable) timing differences:
Intangible	$(14.3)	$(17.6)
Insurance	1.0	1.0
Other	0.7	0.8

Total deferred tax liabilities before valuation allowance	(12.6)	(15.8)
Less: valuation allowance	—	—

Total deferred tax liability	(12.6)	(15.8)
Current income tax receivable (payable)	0.4	(0.4)

Net income tax liability	$(12.2)	$(16.2)

The Company recorded net income tax expense of $11.4 million and $10.9 million for the years ended December 31, 2010 and 2009, respectively, which are included in Income taxes on the consolidated statements of income and consisted of the following (in millions):

	2010	2009

Current tax expense	$14.6	$14.5
Deferred tax expense	(3.2)	(3.6)

Net income tax expense	$11.4	$10.9

Defined contribution plan
The Company has a qualified multi-employer defined contribution plan for its subsidiaries for which substantially all employees are eligible. The Company’s cash contributions, which match certain voluntary employee contributions to the plan, totaled $1.9 million and $1.7 million for the years ended December 31, 2010 and 2009, respectively. Participant vesting in employer matching contributions and earnings thereon is an additional 25% for each subsequent year of service and 100% after completion of four years of service.
Unit based incentive plans
GTH issued phantom and other profit sharing units through various long-term incentive plans that provide for participants to share in a percentage of eligible distributions made by GTH upon achievement of certain performance based conditions. The phantom plan does not meet the criteria to be accounted for as an equity award and therefore the compensation expense related to the phantom plan is based on the fair value of the award as of the consolidated balance sheet dates. At December 31, 2010 and 2009, GTH used a five-year vesting and performance period to determine the amount of expense to record for the current period. The year ended December 31, 2010 represents year three of the five-year vesting and performance period. The fair value of the award is based on the value of GTH and its subsidiaries which was determined using a projected cash flow model.

GTCS Holdings LLC
Notes to Consolidated Financial Statements
The Company recorded its allocable share of this expense through Salaries and benefits, with an offset to Members’ equity, in the form of a capital contribution, of $5.3 million and $6.7 million for the years ended December 31, 2010 and 2009, respectively. The allocation was based on the Company’s cash flows as a percentage of the total cash flows of GTH. The liability for payments under the phantom plan is recorded on the consolidated balance sheets of GTH as they have sole responsibility for payment.
GTH’s profit sharing units are accounted for as equity awards. Compensation expense for the award is recorded based on the fair value of the award at grant date. The fair value at grant date is recorded into compensation expense over the estimated performance period of the award. The accumulated compensation expense recorded by the Company was not material as of December 31, 2010 or 2009.
Litigation
The Company and its affiliates are from time to time engaged in various matters of litigation. While the ultimate liability with respect to these litigation matters and claims cannot be determined at this time, the Company believes that damages, if any, and other amounts relating to pending matters are not likely to be material to its consolidated financial statements. Accordingly, the Company has not established reserves for these various matters of litigation.
Subsequent events
Subsequent events have been evaluated through March 1, 2011, which is the date the consolidated financial statements were available to be issued. There have been no material subsequent events that would require recognition in our 2010 consolidated financial statements or disclosure in the Notes to those consolidated financial statements.